EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of June 25, 2014, by and between Senesco Technologies, Inc., a Delaware corporation (the “Company”) and Ronald A. Martell (“Executive”).

WHEREAS, the Company wishes to retain the services of Executive for and on its behalf in accordance with the following terms, conditions and provisions; and

WHEREAS, Executive wishes to perform such services for and on behalf of the Company in accordance with the following terms, conditions and provisions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.      Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.      Term. This Agreement shall be effective for a period commencing as of June 25, 2014 (the “Effective Date”) and ending on the date this Agreement and Executive’s employment hereunder are terminated in accordance with the provisions of Section 12 (such period, the “Term”).

3.      Position.

(a)    During the Term, Executive shall serve as the Chief Executive Officer of the Company. In such position, Executive shall have the customary powers, responsibilities and authorities of officers in such position of corporations of the size, type and nature of the Company including being generally responsible for the day-to-day operations of the Company’s business. Executive shall perform such duties and exercise such powers commensurate with his positions and responsibilities as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and shall report directly to the Board. In addition, Executive shall have such other duties, functions and responsibilities as the Board may from time to time assign. Executive’s initial place of employment shall be San Francisco, California.

(b)     On the Effective Date, Executive shall be appointed to the Board. The Company shall, during the remainder of the Term, use its best efforts to have Executive nominated for election and re-election as a Board member at all meetings of the Company’s shareholders held during the Term at which Board members are to be elected.

(c)      Executive shall be provided with an office, staff and other working facilities at an office of the Company in San Francisco, California consistent with his position and as required for the performance of his duties to the Company.

(d)      In the performance of his duties and the execution of his powers hereunder, Executive shall:

(i)      devote his knowledge, skill and entire working time, attention and energies to the performance of the duties outlined above, faithfully, competently, diligently and to the best of his ability, all as is necessary to advance and promote the interests of the Company and assure its proper management;

(ii)     not, directly or indirectly, engage in any activity that interferes or conflicts with his full-time commitment to the Company, adversely affects the proper discharge of his duties or is in conflict with the interests of the Company, unless such activity is approved by the Board; provided, however, Executive may devote time to personal investments, philanthropic service or other personal matters with the approval of the Board, not to be unreasonably withheld; and

(iii)    comply with all applicable policies and procedures of the Company, including any regulatory requirements.

4.        Base Salary. During the Term, the Company shall pay Executive a base annual salary of $295,000 (the “Base Salary”), which shall be payable in accordance with the Company’s standard payroll practices. The Board or a committee thereof shall review Executive’s Base Salary at such times that the Board or committee reviews the compensation of other senior executive officers.

5.        Option Grant. Executive shall be eligible to receive an option to purchase up to 400,000 shares (the “Initial Option Grant”) of common stock of the Company (“Common Stock”), subject to approval by the Compensation Committee of the Board (the “Compensation Committee”) at its next regularly scheduled meeting following the Effective Date. The Initial Option Grant will have an exercise price per share equal to the fair market value per common share on the date of grant, as determined by the Compensation Committee. The Initial Option Grant will vest at the rate of 25% after Executive’s completion of one year of continued employment following the grant date and then monthly thereafter at the rate of 1/48 per month, subject to Executive’s continued employment and subject to such other terms as are established by the Compensation Committee in accordance with the provisions of the Company’s 2008 Incentive Compensation Plan or other applicable stock incentive plan (the “Equity Plan”). After the Initial Option Grant, Executive will continue to be eligible to participate in the Equity Plan, and to receive awards under the Equity Plan, in the sole discretion of and subject to such terms as established by the Compensation Committee.

6.      Executive Benefits. During the Term, Executive shall be eligible to participate in the Company’s employee benefit plans (including any incentive bonus plans established for senior executives of the Company), programs or arrangements, such as any health insurance, life insurance, fringe benefits, vacation, automobile, retirement and accident and disability insurance programs (collectively the “Plans”) on the same basis as those benefits are generally made available to senior executives of the Company, if ever. The Company shall have the right, from time to time and in its sole discretion, to modify and amend the Plans and benefits provided to its executive officers, including Executive.

7.      Expense Reimbursement. The Company shall reimburse Executive for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with Company policies as in effect from time to time and Section 21(f)(iii).

8.      Relocation Benefits. If the Company requests that Executive relocate from San Francisco, California to a location more than 50 miles away and Executive is willing to so relocate, the Company shall reimburse Executive for reasonable relocation costs, including closing, household moving and temporary housing costs and up to 3 family trips, subject to the submission of appropriate receipts and documentation and subject to the prior review and approval by the Board, and in accordance with the Company’s policy on relocation expenses. Executive will be responsible for all taxes imposed on the relocation benefits. In the event Executive elects to terminate Executive’s employment with the Company or if Executive’s employment is involuntarily terminated by the Company for Cause, in either case before or within one year after Executive’s relocation, all relocation benefits (including all relocation expenses incurred on Executive’s behalf) must be repaid to the Company. The amount of the relocation benefits that must be repaid will be prorated from the date of Executive’s relocation to Executive’s last date of employment at the Company.

9.      Indemnification. The Company and its successors and/or assigns will indemnify and defend Executive to the fullest extent permitted by applicable law of the jurisdiction in which the Company is incorporated and the organizational documents of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of the Company or any of its affiliates. In addition, Executive shall be covered, in respect of Executive’s activities as a director and officer of the Company or any of its affiliates, by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies. The Company’s indemnification obligations under this Section 9 shall remain in effect following Executive’s termination of employment with the Company.

10.    Inventions Assignment, Confidentiality Agreement. Executive agrees to sign and be bound by the terms and conditions of the Company’s inventions assignment and confidentiality agreement.

11.    At Will Employment. The Company and Executive agree that employment is for no specific period of time. Executive’s employment with the Company will be on an “at will” basis, meaning that either Executive or the Company may terminate Executive’s employment at any time, with or without advance notice, and for any reason or no particular reason or cause. The Company also reserves the right to modify or amend the terms of Executive’s employment at any time, with or without notice, and for any reason in its sole discretion. Any contrary representations which may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between the Company and Executive on this term. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement approved by the Board or its designee.

12.    Termination of Service.

(a)      Termination of Employment. Subject to subsections (b)-(d) below, Executive’s employment with the Company may be terminated by either the Company or Executive for any reason upon 30 days prior written notice to the other party. Upon termination of employment, Executive shall be entitled to receive any unpaid salary and benefits earned through the effective date of the termination of employment.

(b)      Death or Disability. Executive’s employment shall automatically terminate upon his death or upon his permanent disability to the extent permitted by applicable law.

(c)      Cause. Notwithstanding anything to the contrary, the Company may terminate Executive’s employment immediately for Cause (as defined in Section 20).

(d)      Resignation from Positions. Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or involuntary), Executive, upon written request from the Company, shall resign from any positions he has with the Company or any affiliate, whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.

13.    Severance Triggering Events.

(a)      Upon the occurrence of a Qualifying Termination (as defined in Section 20 below), Executive shall become eligible to receive the payments and benefits set forth in Section 14, subject to the limitations set forth in this Agreement (including, without limitation, Section 19), in addition to any unpaid salary and benefits earned through the effective date of the Qualifying Termination.

(b)      Upon the occurrence of a Change of Control Termination (as defined in Section 20 below), Executive shall become eligible to receive the payments and benefits set forth in Section 15, subject to the limitations set forth in this Agreement (including, without limitation, Section 19), in addition to any unpaid salary and benefits earned through the effective date of the Change of Control Termination.

For the avoidance of doubt, if Executive’s termination of employment would constitute both a Qualifying Termination and a Change of Control Termination, Executive’s termination shall be considered a Change of Control Termination entitling Executive to receive only the payments and benefits set forth in Section 15.

14.    Severance Benefits upon Qualifying Termination.

(a)      Cash Severance. In the event of a Qualifying Termination, Executive will be entitled to a receive a lump sum cash payment, payable in accordance with Section 16 and Section 21(f)(ii), in an amount equal to either (i) 1.5 times Executive’s Base Salary, as in effect on the date of Executive’s Qualifying Termination, if the Qualifying Termination occurs within the first 12 months after the Effective Date, or (ii) one time Executive’s Base Salary, as in effective on the date of Executive’s Qualifying Termination, if the Qualifying Termination occurs anytime after the initial 12 months after the Effective Date.

(b)      Health Benefits. Provided Executive and his eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their rights under COBRA (or any similar state law) following Executive’s Qualifying Termination and subject to Executive’s compliance with the reimbursement procedures set forth in Section 18, the Company shall reimburse Executive for the costs Executive incurs to obtain such continued coverage for either (i) the 18-month period beginning on the first day of the month following Executive’s Qualifying Termination if the Qualifying Termination occurs within the first 12 months after the Effective Date, or (ii) the 12-month period beginning on the first day of the month following Executive’s Qualifying Termination if the Qualifying Termination occurs anytime after the first 12 months after the Effective Date. The number of months of continued benefit coverage provided to Executive hereunder shall, to the maximum extent permitted by law, reduce the number of months of continued coverage that must be made available to Executive and his dependents under COBRA (or any similar state law).

(c)      Life Insurance. Provided Executive takes all action necessary to convert the life insurance benefit provided to Executive under the Company’s group term life insurance policy to an individual policy and subject to Executive’s compliance with the reimbursement procedures set forth in Section 18, the Company shall reimburse Executive for the costs Executive incurs to maintain such individual policy (the “Life Insurance Costs”) during either (i) the 18-month period following Executive’s Qualifying Termination if the Qualifying Termination occurs within the first 12 months after the Effective Date, or (ii) the 12-month period following Executive’s Qualifying Termination if the Qualifying Termination occurs anytime after the first 12 months after the Effective Date. The Company shall have no obligation to provide any amount or benefit pursuant to this Section 14(c) if for any reason the life insurance benefit provided to Executive under the Company’s group term life insurance policy is not, or cannot be, converted to an individual policy.

(d)      Accelerated Vesting. Notwithstanding anything to the contrary in the applicable award agreement, each of Executive’s then outstanding equity awards shall become fully vested and exercisable (if applicable) as of the effective date of Executive’s Qualifying Termination, and each of Executive’s options that remains outstanding following the effective date of the Qualifying Termination shall remain exercisable until the expiration of its maximum option term.

15.    Severance Benefits upon Change of Control Termination.

(a)      Cash Severance. In the event of a Change of Control Termination, Executive will be entitled to a receive a lump sum cash payment, payable in accordance with Section 16 and Section 21(f)(ii), in an amount equal to two times Executive’s Base Salary, as in effect immediately prior to the closing of the Change of Control.

(b)      Health Benefits. Provided Executive and his eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their rights under COBRA (or any similar state law) following Executive’s Change of Control Termination and subject to Executive’s compliance with the reimbursement procedures set forth in Section 18, the Company shall reimburse Executive for the costs Executive incurs to obtain such continued coverage for the 24-month period beginning on the first day of the month following the effective date of the Change of Control Termination. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. If applicable, following the completion of the COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans or individual policies providing equivalent coverage. The number of months of continued benefit coverage provided to Executive hereunder shall, to the maximum extent permitted by law, reduce the number of months of continued coverage that must be made available to Executive and his dependents under COBRA (or any similar state law).

(c)      Life Insurance. Provided Executive takes all action necessary to convert the life insurance benefit provided to Executive under the Company’s group term life insurance policy to an individual policy and subject to Executive’s compliance with the reimbursement procedures set forth in Section 18, the Company shall reimburse Executive for the Life Insurance Costs during the 24-month period following Executive’s Qualifying Termination. The Company shall have no obligation to provide any amount or benefit pursuant to this Section 14(c) if for any reason the life insurance benefit provided to Executive under the Company’s group term life insurance policy is not, or cannot be, converted to an individual policy.

(d)      Accelerated Vesting. Notwithstanding anything to the contrary in the applicable award agreement, each of Executive’s then outstanding equity awards shall become fully vested and exercisable (if applicable) as of the effective date of Executive’s Change of Control Termination.

(e)      Benefit Limitation. In the event it is determined that the Total Payments (as defined below) to be made to Executive would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by Executive without the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then those Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Code Section 280G and the Treasury Regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

(i)       The Safe Harbor Amount, or

(ii)      the greatest after-tax amount payable to Executive after taking into account any excise tax imposed under Code Section 4999 on the Total Payments.

For purposes of this Section 15(e), the term “Total Payments” shall mean any payment or distribution of any type to or for the benefit of Executive made by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax.

All determinations under this Section 15(e) shall be made by an independent registered public accounting firm selected by the Company (the “Accounting Firm”), in accordance with Code Section 280G. To the extent a reduction to the Total Payments is required to be made in accordance with this Section 15(e), the Total Payments attributable to any cash severance payments otherwise due Executive under this Section 15 of this Agreement shall be reduced first (with such reduction to be applied pro-rata to each such severance payment and without any change in the applicable payment dates), then the accelerated vesting of any equity awards made to the Executive by the Company shall be reduced.

16.    Payment Timing.

(a)      Subject to Section 21(f)(ii), the Company shall make any lump sum cash payment that becomes payable to Executive under Section 14(a) or Section 15(a) within the 60-day period measured from the date of Executive’s Qualifying Termination or Change of Control Termination, as applicable, provided that the General Release (as defined in Section 17 below) has been delivered by Executive pursuant to Section 17 below and is effective and enforceable following the expiration of the revocation period applicable to the General Release under law. However, should such 60-day period span two taxable years, then such payment shall be made during the portion of that 60-day period that occurs in the second taxable year.

(b)      Notwithstanding anything to the contrary, the Company’s reimbursement of the medical and dental care coverage in accordance with Sections 14(b) and 15(b) shall cease immediately upon the date that the Company determines in its discretion that reimbursing Executive for such coverage would result in the Company, its affiliates or any successors, being in violation of, or incurring any fine, penalty or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder).

17.    Release Requirement. Notwithstanding anything herein to the contrary, in order to receive any severance payments or benefits pursuant to this Agreement, Executive must first execute and deliver to the Company, within 21 days (or 45 days, if such longer period is required under applicable law) after the effective date of Executive’s Qualifying Termination or Change of Control Termination, as applicable, a general settlement and release agreement in such form as reasonably provided by the Company (a “General Release”), and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law. If such General Release is not executed and delivered to the Company within the applicable 21 (or 45)-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance benefits will be provided to Executive under this Agreement.

18.    Reimbursement Procedure. In order to obtain reimbursement for the costs Executive incurs to obtain the continued medical and dental care coverage provided for under Section 14 or Section 15 (collectively, the “Health Insurance Costs”), the Life Insurance Costs or the legal fees and expenses under Section 21(q), Executive must submit appropriate evidence to the Company of each periodic payment within 60 days after the required payment date for those Health Insurance Costs, Life Insurance Costs or legal fees and expenses, as applicable, and the Company shall reimburse Executive for that payment within 30 days after receipt of that submission. All such reimbursements shall be subject to the provisions of Section 21(f)(iii).

19.    Limitation. Notwithstanding the provisions of Section 15, if the aggregate amount of all payments and benefits to be provided to all officers pursuant to the Company’s Retention Policy for Officers (or any other plan, policy or agreement providing for the payment of severance benefits) (the “Retention Policy”), plus the aggregate amount of all payments and benefits to be provided to Executive pursuant to Section 15 exceeds ten percent (10%) of the value of the Change of Control transaction, as determined by the parties and reflected in a definitive agreement, or if not reflected in a definitive agreement, then as determined by a qualified, independent third party selected by the Board, then the Board and Executive shall discuss in good faith an equitable reduction in the amount payable to Executive pursuant to Section 15 pro rata with any reduction made to the amounts payable to the Company’s officers pursuant to the Retention Policy, to the extent the Board determines in its good faith that such a reduction is necessary in order for the Change of Control transaction to be consummated.

20.    Definitions. For purposes of this Agreement, the following definitions shall be in effect:

(a)      Cause. The term “Cause” shall mean any of the following:

(i)      Failure by Executive, other than by reason of disability, to substantially perform duties consistent with those expected of a person holding Executive’s position within 20 business days following Executive’s receipt of written notice of such failure (which notice shall have been authorized by the Board and shall set forth in reasonable detail the purported failure to perform and the specific steps to cure such failure, which shall be consistent with the terms hereof);

(ii)     Executive’s misappropriation of the Company’s funds or willful misconduct which results in material damage to the Company; or

(iii)    Executive’s conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any State thereof, or any crime constituting a misdemeanor under any such law involving moral turpitude.

(b)      Change of Control. The term “Change of Control” shall mean the occurrence of any of the following: (i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than (A) the Company or any subsidiary of the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becoming the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, in one or more related transactions, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger or consolidation approved by the Company’s stockholders (other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent

(either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company or subsidiary of the Company) acquires more than 50% of the combined voting power of the Company’s then outstanding securities); (iii) the sale or other disposition of all or substantially all of the Company’s assets; (iv) the issuance, in one or more related transactions, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes a beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of at least 20% of the combined voting power of the Company’s then outstanding securities, or (v) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

(c)      Good Reason. The term “Good Reason” shall mean any action by the Company which results in:

(i)      A material diminution of Executive’s position or Executive’s authority, duties or responsibilities;

(ii)     A material reduction in Executive’s annual base salary; or

(iii)    A change by the Company in the location at which Executive performs his principal duties for the Company (San Francisco, CA) to a new location that is outside a radius of 50 miles from Executive’s principal residence and outside a radius of 50 miles from the location at which Executive previously performed his principal duties for the Company;

provided, that, the foregoing events shall not be deemed to constitute Good Reason unless Executive shall have notified the Board in writing of the occurrence of such event(s) within 90 days of the initial existence of the condition and the Board shall have failed to have cured or remedied such event(s) within 30 days of its receipt of such written notice or which breach the Company shall have failed to begin to attempt to cure during said 30-day period if the breach is not curable during the 30-day period. If the event is not cured during the 30-day period (or the Company shall have failed to begin to attempt to cure the event during such 30-day period), Executive’s employment shall terminate on the 90th day following the date of Executive’s notice to the Board of the event constituting Good Reason, unless the Board and Executive agree in writing to an extension of Executive’s termination date.

(d)      Qualifying Termination. The term “Qualifying Termination” shall mean any of the following terminations of employment that do not qualify as a Change of Control Termination:

(i)      The Company terminates Executive’s employment without Cause during the Term; or

(ii)     Executive voluntarily terminates his employment with the Company for Good Reason (following the applicable notice and cure period requirements specified in Section 20(c)), which termination becomes effective during the Term.

(e)      Change of Control Termination. The term “Change of Control Termination” shall mean any of the following:

(i)      The Company terminates Executive’s employment without Cause upon, immediately prior to, or within 365 days after, the effective date of a Change of Control; or

(ii)     Executive voluntarily terminates his employment with the Company for Good Reason (following the applicable notice and cure period requirements specified in Section 20(c)) upon, immediately prior to, or within 365 days after, the effective date of a Change of Control.

21.      Miscellaneous Provisions.

(a)      Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)      Entire Agreement. This Agreement contains the entire agreement of Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, in respect of the subject matter contained herein. The payments and benefits provided hereunder shall be in lieu of any other payments or benefits to which Executive would otherwise be entitled under any other severance plan or program or arrangement sponsored by the Company, and Executive’s rights under all such plans, programs, arrangements and agreements shall be superseded and terminated as of the Effective Date.

(c)      Successors.

(i)       The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as described above.

(ii)      This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(d)      Taxes. All payments and benefits made pursuant to this Agreement (including all reimbursements for Health Insurance Costs and Life Insurance Costs, to the extent such reimbursements are treated as taxable wages) will be reported as taxable wages on a Form W-2 and will be subject to deduction of all required federal, state, local and foreign withholding taxes and any other employment taxes the Company may be required to collect or withhold.

(e)      No Assignment. Executive acknowledges that his services are unique and personal. Accordingly, Executive may not assign his rights or delegate his duties or obligations under this Agreement. Executive’s rights hereunder may not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except by will or the laws of descent and distribution. Any action in violation of this Section 21(e) shall be void.

(f)       Internal Revenue Code Section 409A.

(i)       This Agreement is intended to comply with the requirements of section 409A of the Code (“Section 409A”). Should there arise any ambiguity as to whether any provision of this Agreement contravenes one or more applicable requirements or limitations of Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Section 409A and the Treasury Regulations thereunder.

(ii)      Notwithstanding any provision in this Agreement the contrary, no payment or benefit under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Qualifying Termination or a Change of Control Termination will be made to Executive until Executive incurs a “separation from service,” within the meaning of Section 409A and the Treasury Regulations thereunder. For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive shall be treated as a separate identified payment or benefit for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of a payment. In addition, no payment or benefit that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of Executive’s separation from service will be made to Executive prior to the earlier of (i) the first day of the seventh month following the date of such separation from service or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a specified employee (as determined in accordance with Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Executive in a lump sum on the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Executive’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(iii)     Any reimbursements or other in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) all such reimbursements will be made on or before the last day of the taxable year following the taxable year in which Executive incurred such reimbursed expense, (2) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (3) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year of Executive will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year of Executive, and (4) any reimbursement will be for expenses incurred only during the period of time specified in this Agreement.

(g)     Arbitration. The Company and Executive agree that any “Claim” (as hereinafter defined) arising out of or relating to this Agreement, Executive’s employment with the Company or the termination Executive’s employment (other than Claims for workers’ compensation or unemployment compensation benefits) shall be resolved by binding arbitration administered by JAMS in the location in which Executive is working or last worked for the Company, before a sole arbitrator pursuant to its Streamlined Arbitration Rules and Procedures. The rules can be found at www.jamsadr.com, or a copy will be provided upon request. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. For purposes of this Agreement, “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information, including without limitation Claims sounding in contract or tort, Claims involving the interpretation of this Agreement or any policy or practice of the Company, Claims involving negligent or intentional conduct, constitutional Claims, including without limitation constitutional privacy Claims, Claims based on public policy, Claims under federal, state, county or municipal, statutes or ordinances, including without limitation the California Fair Employment Act and Housing Act, California Labor Code, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act of 1967 as amended, the Americans With Disabilities Act, the Executive Retirement Income Security Act, state and federal family and medical leave laws, and any other law or regulation relating to employment, employment discrimination, harassment or retaliation, wages or benefits. The parties expressly acknowledge that by agreeing to arbitrate their disputes, they waive their right to a jury trial. Remedies available under this arbitration procedure include all remedies which would be available if the parties’ dispute were resolved in court.

(h)     Amendments. The Company may, at any time and for any reason, amend or eliminate, in whole or in part, any or all of the payments and benefits to be provided to Executive under Section 15 upon the occurrence of a Change of Control Termination; provided, however, that any such amendment shall become effective 12 months following the date such amendment is approved by the Board, and no such amendment shall become effective following a Change of Control Termination. Except as set forth in this Section 21(h), this Agreement may not be amended or modified except by an instrument in writing executed by, or on behalf of, Executive and the Company.

(i)      No Conflicting Obligations. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder; and (iii) Executive shall not use any confidential information or trade secrets of any person or party other than the Company and its subsidiaries in connection with the performance of his duties hereunder.

(j)      Waiver of Breach of Agreement. Any waiver of a breach of a provision of this Agreement, or any delay or failure to exercise a right under a provision of this Agreement, by either party, shall not operate or be construed as a waiver of that or any other subsequent breach or right.

(k)     Severability. The invalidity or non-enforceability of any provision of this Agreement or application thereof shall not affect the remaining valid and enforceable provisions of this Agreement or application thereof.

(l)      Captions. Captions in this Agreement are inserted only as a matter of convenience and reference and shall not be used to interpret or construe any provisions of this Agreement.

(m)    Grammatical Usage. In construing or interpreting this Agreement, masculine usage shall be substituted for those feminine in form and vice versa, and plural usage shall be substituted or singular and vice versa, in any place in which the context so requires.

(n)     Capacity. Executive has read and is familiar with all of the terms and conditions of this Agreement and has the capacity to understand such terms and conditions hereof. By executing this Agreement, Executive agrees to be bound by this Agreement and the terms and conditions hereof.

(o)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Facsimile or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(p)     Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

(q)     Right to Advice of Counsel; Legal fees. Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement. Upon execution of this Agreement, the Company shall reimburse Executive’s legal fees and expenses incurred in connection with a review of this Agreement up to a maximum of $7500.00, subject to Section 18.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

/s/ Ronald A. Martell
Ronald A. Martell

SENESCO TECHNOLOGIES, INC.:

/s/ Harlan W. Waksal
By: Harlan W. Waksal
Position: Chairman